EXHIBIT (c)(xi)

Changes to Queensland Treasury Corporation’s Capital Markets Board and Executive Leadership Team

Changes to Queensland Treasury Corporation’s Capital Markets Board

The following changes to Queensland Treasury Corporation’s Capital Markets Board have been announced since the Form 18-K was filed on January 13, 2023:

•	John Wilson was appointed to Queensland Treasury Corporation’s Capital Markets Board with effect from December 15, 2022. Mr Wilson’s biography is set out below;

•	Dennis Molloy was appointed to Queensland Treasury Corporation’s Capital Markets Board with effect from January 25, 2023. Mr Molloy’s biography is set out below; and

•	On December 15, 2022, Karen Smith-Pomeroy was re-appointed to Queensland Treasury Corporation’s Board for a third term.

Changes to Queensland Treasury Corporation’s Executive Leadership Team

The following changes to Queensland Treasury Corporation’s executive leadership team have occurred since the Form 18-K was filed on January 13, 2023:

•

Leon Allen replaced Neville Ide (previously the Interim Chief Executive) as the Chief Executive Officer on February 20, 2023. Mr Allen’s biography is set out on page 20 of Queensland Treasury Corporation’s Consolidated Financial Statements for the year ended June 30, 2022 filed as exhibit (c)(i) to this Form 18-K;

•

Grant Bush resigned as the Deputy Chief Executive and Managing Director, Funding and Markets Division with effect from February 7, 2023 and Chris Downs was appointed to act as Managing Director, Funding and Markets Division from January 25, 2023;

•

Mark Girard resigned as Managing Director, Client Division with effect from March 9, 2023 and Stephanie Challen was appointed as the interim Managing Director, Client Division with effect from March 25, 2023;

•

Rupert Haywood resigned as Managing Director, Risk Division and Chief Risk Officer with effect from March 9, 2023 and Anthony Matthews was appointed as the interim Managing Director, Risk Division and Chief Risk Officer with effect from March 27, 2023; and

•

Jane Keating resigned as Managing Director, Finance, Data and Compliance Division with effect from July 1, 2022. The position, now titled Managing Director, Finance, Technology and Data Division, is currently held on an interim basis by Natalie Garnett.

Biographies

John Wilson

BA LLB, LLM, MA

John Wilson has more than 30 years’ experience in investment and capital markets.

Most recently, Mr Wilson was a Senior Advisor and Managing Director at Goldman Sachs from 2015 to 2019. Prior to that, he spent the majority of his executive career, 1997 to 2013, at PIMCO where he held a number of executive roles including Chief Executive of PIMCO Australia and Head of the PIMCO US Institutional Business. He also held executive roles at BT Funds Management and was a lawyer with

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Shearman & Sterling in New York.

Mr Wilson currently serves as a Director of Ord Minnett and a special advisor to Brighter Super. His previous directorships include QIC, LGIASuper, Etihad Stadium, Rugby Australia, the UNE Foundation, Chairman of the Australian Rugby Foundation and Chairman of the NSWALC Investment Committee.

Dennis Molloy

B Com, B Econ (Hons)

Dennis Molloy is an experienced senior fiscal and economics executive and has held the role of Deputy Under Treasurer of the Economics and Fiscal Group, Queensland Treasury, since May 2021.

Mr Molloy has been closely involved in all Queensland State Budgets since 2010 and is experienced in both the Queensland and Australian governments in economics and public policy.

He also worked as the Executive Director of Economic Policy in the Department of the Premier and Cabinet and took a particular interest in policies that would facilitate growth of the Queensland economy.

Mr Molloy started his career as an economist with the Commonwealth Treasury, with roles spanning a decade, and a focus on economic forecasting, competition policy, Commonwealth and state financial relations, and advising the Commonwealth Treasurer on the health, education, social security and defence portfolios.

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